Exhibit 23.1

                   Consent of Morrison, Brown, Argiz & Company

         As independent accountants, we hereby consent to the use of our report for ECOS Group, Inc. and Subsidiary, dated July 26, 2000, and to all references to our Firm included in or made part of this registration statement.


/s/ Morrison, Brown, Argiz & Company
Miami, Florida
November 15, 2000